Sub-Item 77I

Dreyfus Premier Short-Intermediate Municipal Bond Fund

-Dreyfus Short-Intermediate Municipal Bond Fund (the “Fund”)

            At a meeting held on April 18, 2013, the Board of Trustees of Dreyfus Premier Short-Intermediate Municipal Bond Fund (the "Registrant") approved the creation of an additional class of shares, Class Y shares, a description of which appears in the following documents, which are incorporated by reference herein:

  The sections of the Fund’s Prospectus under the headings "Fund Summary – Fees and Expenses," “Fund Summary – Purchase and Sale of Fund Shares,” "Shareholder Guide – Buying and Selling Shares – Class Y Shares" and “Shareholder Guide – How to Buy Shares” and the Fund’s Statement of Additional Information, under the headings “Shareholder Services” and “Additional Information About Shareholder Services – Exchanges,” included in Post-Effective Amendment No. 43 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on June 19, 2013 (“Post-Effective Amendment No. 43”).
  The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 43.